 EXHIBIT 99.1

Citizens Community Bancorp, Inc. Earns $4.11 million, or $0.37 Per Share, for the Second Quarter
Closed on F. & M. Bancorp. of Tomah, Inc. Acquisition on July 1, 2019

EAU CLAIRE, WI, July 29, 2019 - Citizens Community Bancorp, Inc. (the "Company") (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or "CCFBank"), today reported earnings of $4.11 million, or $0.37 per diluted share for the quarter ended June 30, 2019, compared to $953,000, or $0.09 per diluted share for the previous quarter ended March 31, 2019. The current quarter’s operations reflected a $2.3 million gain on the sale of a branch, partially offset by merger costs related to acquisition activity and higher marketing expenses to support branding due to the two recent acquisitions. Subsequent to the quarter end, the Company closed on the acquisition of F. & M. Bancorp. of Tomah, Inc. ("F&M") on July 1, 2019 and completed the data systems conversion on July 14, 2019. The transaction was valued at approximately $24 million. At March 31, 2019, F&M had assets of approximately $195 million, deposits of $152 million and loans of $126 million.
"We are pleased to have successfully consolidated our branch network to Wisconsin and Minnesota, with the sale of our sole Michigan office in Rochester Hills. We retained all loans associated with that branch and temporarily funded the branch sale with an increase in wholesale liabilities,” said Stephen Bianchi, Chairman, President and Chief Executive Officer. “Meanwhile, we have enhanced our presence in Wisconsin with the recent acquisition of United Bank and F. & M. Bancorp. of Tomah, Inc. Our larger platform has enhanced our profile within the region and enabled us to better focus our banking services on the communities we serve."
Net income as adjusted (non-GAAP)1 was $2.6 million, or $0.23 per diluted share for the second quarter of 2019, compared to $1.7 million, or $0.16 per diluted shares for the first quarter of 2019. Net income as adjusted (non-GAAP)1 excludes (1) merger and branch closure expenditures, (2) gain on sale of branch (3) certain audit and financial reporting costs related to the change in year end, (4) initial Sarbanes-Oxley Act ("SOX") implementation costs, which are higher than the forecasted ongoing run rate, as well as (5) the net impact of the Tax Cuts and Jobs Act of 2017 (the "Tax Act") which are itemized on the accompanying financial table "Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)1.
June 30, 2019 Highlights: (as of or for the periods ended June 30, 2019, compared to March 31, 2019)

•
Book value per share increased to $13.04 at June 30, 2019 from $12.59 at March 31, 2019. Tangible book value per share (non-GAAP)[2] was $9.56 at June 30, 2019 - an increase of $0.49 or 5.4%, compared to $9.07 at March 31, 2019. The components of this increase included (1) current quarter's earnings, (2) the reduction in accumulated other comprehensive loss, due to decreased unrealized losses in the Securities Available for Sale portfolio and (3) the amortization of intangible assets.

•
On May 17, 2019, the Company completed the sale of the Rochester Hills, MI branch for a deposit premium of 7 percent, or approximately $2.3 million, net of selling costs. The branch sale included approximately $34 million in deposits and $300,000 in fixed assets.

•	Merger related costs of $206,000 for the quarter ended June 30, 2019 primarily related to the acquisition of F. & M. Bancorp. of Tomah, Inc.

•
In addition to merger related costs, the Company (1) increased marketing costs approximately $250,000 associated with Company branding of merged banking operations, (2) incurred approximately $110,000 in professional fees related to two one-time consulting engagements and (3) increased amortization of mortgage servicing rights by $110,000 due to impairment resulting from higher prepayment rates. These costs were partially offset by $54,000 in increased accounting accretion related to acquired loans.

•
Net gross loan growth of $0.2 million for the quarter ended June 30, 2019, resulted from an increase in the Community Banking loan portfolio of $16.9 million, and the planned run off in the Legacy Loan portfolio of $16.7 million during the quarter ended June 30, 2019. The Company experienced lower loan originations in the current quarter. Impacts on loan growth included $3.8 million of payoffs/payments on classified assets - an increase from the prior quarter of $1.3 million and a reduction in loan originations partially due to the Company maintaining loan pricing. The Community Banking loan portfolios reflect the Bank's strategy to grow its commercial banking business and consumer lending. The Legacy loan portfolios reflect the Bank's strategy to sell substantially all newly originated one to four family loans in the secondary market and the discontinuation of originated and purchased indirect paper loans, effective in the first quarter of fiscal 2017.

•
Nonperforming assets increased to 1.18% of total assets at June 30, 2019. Nonperforming assets, delinquencies and troubled debt restructures typically increase in the quarters immediately following a merger due to updated reporting and risk rating of the loan portfolio to CCFBank standards. While nonperforming assets increased, classified assets decreased $1.9 million during the current quarter to $32.6 million. The majority of new nonaccrual loans in the second quarter were classified loans as of March 31, 2019.

•
Loan loss provisions declined to $325,000 for the quarter ended June 30, 2019 from $1.2 million the prior quarter. The provisions for each period were primarily due to continued newly originated loan growth and in the first quarter, the increase in specific reserves primarily related to one credit as discussed in the previous quarter.

•	On June 26, 2019, the Company borrowed $29.9 million, which included the refinancing of $10.1 million, to fund the F. & M. Bancorp. of Tomah, Inc. acquisition.

•
The net interest margin declined to 3.30% for the quarter ended June 30, 2019 from 3.43% the prior quarter. The decline reflects the competitive market for deposits, the replacement funding for the branch sale and the sale of the Rochester Hills branch with lower deposit costs being replaced with wholesale borrowings.

Estimated Bank and Company capital ratios exceeded regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at June 30, 2019:

	Citizens Community Federal N.A.	Citizens Community Bancorp, Inc.	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	9.7%	8.1%	5.0%
Tier 1 capital (to risk weighted assets)	12.2%	10.2%	8.0%
Common equity tier 1 capital (to risk weighted assets)	12.2%	10.2%	6.5%
Total capital (to risk weighted assets)	13.1%	12.5%	10.0%

Capital ratio projections subsequent to the July 1, 2019 Tomah acquisition, have not been finalized as the related purchase accounting is not yet complete. Based on our analysis, the impact of the Tomah acquisition on capital ratios is not expected to materially change the Bank's capital ratios at September 30, 2019 from the June 30, 2019 capital ratios. The Company's capital ratios will be negatively impacted, as previously disclosed, and the Company's leverage ratio at September 30, 2019 is estimated to be approximately 7%.

Balance Sheet and Asset Quality Review

Total assets were $1.348 billion at June 30, 2019, compared to $1.327 billion at March 31, 2019 and $1.288 billion at December 31, 2018. Despite the sale of $34.1 million in deposits, new deposits and borrowings supported organic loan production during the current quarter.

Net loans were $1.011 billion at June 30, 2019, compared to $1.011 billion at March 31, 2019. Community Banking loans increased $16.9 million to $776.2 million at June 30, 2019, from $759.3 million at March 31, 2019, and offset the planned runoff of Legacy Loans. The growth was centered in real estate and construction and land development loans in various stages. Construction and land development loans are primarily commercial real estate loans with a small residential component. Legacy loans decreased $16.7 million to $250.4 million at June 30, 2019, from $267.1 million at March 31, 2019.

At June 30, 2019, total gross Community Banking portfolio loans, consisting of commercial, agricultural and consumer loans, represented 75.6% of gross loans, while the gross Legacy Loan portfolio of indirect paper and one-to-four family loans was 24.4% of gross loans. One year earlier, the Community Banking portfolio loans totaled 62.2% of gross loans.

The allowance for loan and lease losses increased to $8.8 million, at June 30, 2019, representing 0.86% of total loans, compared to $8.7 million and 0.85% of total loans at March 31, 2019. Approximately 33% of the Bank's loan portfolio represents acquired performing loans and marked to fair value as of the acquisition date, with a remaining $3.9 million purchase-discount related to credit impaired acquired loans. Net charge offs were $273,000 for the quarter ended June 30, 2019, compared to $122,000 for the quarter ended March 31, 2019. For the quarter ended June 30, 2019, charge offs of $225,000 were related to a partial charge off on the specific credit discussed and provided for in the quarter ended March 31, 2019.

Nonperforming assets increased to $15.9 million, or 1.18% of total assets at June 30, 2019, compared to $13.7 million or 1.03% at March 31, 2019 and $10.7 million or 0.83% of total assets at December 31, 2018. The increase in the most recent quarter primarily related to acquired United Bank agricultural credits. The impairment of these loans was included in the purchase credit impairment mark at the time of acquisition but not included as a nonperforming asset until this quarter.

On June 28, 2019, the Bank deposited $20.6 million with the transfer agent, as the cash portion of the purchase price for the closing of the F. & M. Bancorp, Inc. acquisition which became effective on July 1, 2019.

Deposits decreased $15.2 million to $1.015 billion at June 30, 2019 from $1.031 billion at March 31, 2019. The decline in deposits was due in part to the sale of the Rochester Hills branch deposits with $34.1 million during the middle of the quarter. The composition of the deposit portfolio changed over the quarter as some low-cost funds left with the deposit sale and higher cost certificates of deposit were attracted to facilitate the funding of the sale. Certificate accounts increased to $391.4 million at June 30, 2019 from $362.8 million at March 31, 2019. Meanwhile, money market accounts decreased to $156.0 million from $174.5 million at March 31, 2019, savings accounts declined to $148.0 million from $159.3 million and interest-bearing demand deposits decreased to $180.0 million from $195.7 million over the same time frame. The change in the deposit composition over the quarter contributed to an increase in the cost of deposits to 1.33% for the quarter ended June 30, 2019 from 1.20% the prior quarter.

Federal Home Loan Bank advances increased to $135.8 million at June 30, 2019 from $122.8 million at March 31, 2019 while other borrowings increased to $44.6 million from $24.7 million over the same time frame. The increase in other borrowings represents new borrowings to fund the F. & M. Bancorp. of Tomah, Inc. acquisition. The borrowings are variable rate based on the U.S. Prime Rate.

Total stockholders’ equity increased to $143.2 million at June 30, 2019, from $138.4 million one quarter earlier, as the Company benefitted from the addition of earnings and a reduction in accumulated other comprehensive loss, mainly due to lower long-term interest rates. Tangible book value per share (non-GAAP)2 was $9.56 at June 30, 2019, compared to $9.07 at March 31, 2019. Tangible common equity (non-GAAP)2 as a percent of tangible assets (non-GAAP) was 8.01% at June 30, 2019, compared to 7.74% at March 31, 2019.

Review of Operations

Net interest income was $10.1 million for the second quarter of 2019, compared to $10.1 million for the first quarter of 2019, and $7.5 million for the quarter ended June 30, 2018. The net interest margin (“NIM”) decreased to 3.30% for the second quarter of 2019 compared to 3.43% in the preceding quarter and 3.40% for the like quarter one year earlier.

The yield on interest earnings assets increased two basis points to 4.68% for the second quarter of 2019 from 4.66% the previous quarter and 25 basis points from the second quarter one year earlier. Meanwhile, the cost of interest-bearing liabilities increased 15 basis points to 1.63% for the second quarter from 1.48% one quarter earlier and 45 basis points from one year earlier. As noted above, the primary increase in funding costs was due to the competitive market for deposits, the replacement funding for the branch sale and the sale of the Rochester Hills branch with lower deposit costs being replaced with wholesale borrowings.

For the quarter ended June 30, 2019, the Company’s net interest margin benefited $54,000 from purchased loan accretion, or two basis points compared to $15,000, or one basis point in the prior quarter. Scheduled accretion for acquired loans, was $194,000, $194,000, and $142,000 for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

Loan loss provisions were $325,000 for the second quarter of 2019 compared to $1.2 million for the prior quarter. Provision expense for the quarter ended June 30, 2018, was due to newly originated loan growth while the prior quarter provisions included some specific reserves related to a delinquent agricultural credit.

Total non-interest income was $5.2 million for the second quarter compared to $2.3 million for the preceding quarter and $1.8 million for the quarter ended June 30, 2018. The increase reflects a $2.3 million gain on the sale of the Rochester Hills branch, increased gains on the sale of loans and loan fee income. The gains on the sale of loans reflects increased mortgage activity from the lower interest rate environment and better weather. Interchange income increased to $453,000 for the quarter ended June 30, 2019 from $338,000 for the quarter ended March 31, 2019.

Total non-interest expense was $9.4 million for the second quarter of 2019, compared to $9.9 million in the prior quarter and $7.9 million for the quarter ended June 30, 2018. Total non-interest expense for the current quarter reflects lower compensation and benefit expenses, lower occupancy expenses, lower data processing expenses, and lower professional fees offset in part by higher amortization of mortgage servicing rights and advertising/marketing costs.

Compensation and benefits expense decreased to $4.6 million for the second quarter of 2019 from $4.7 million the previous quarter.

Occupancy expenses declined to $866,000 for the second quarter from $954,000 in the prior quarter, partially due to lower weather-related expenses.

Data processing expenses declined to $868,000 for the second quarter of 2019 from $987,000 during the prior quarter due in part to the conversion of United Bank, resulting in lower data processing costs.

Amortization of mortgage servicing rights increased during the quarter ended June 30, 2019 from $191,000 in the prior quarter to $306,000 during the current quarter due to increased prepayments in the Company’s servicing portfolio due to the current rate environment.

Advertising, marketing and public relations expenses increased to $456,000 for the second quarter from $203,000 for the prior quarter as the Company incurred increased costs associated with Company branding of merged banking operations. With two bank conversions in less than six months, we anticipate a modest reduction in expense during the third quarter, compared to the second quarter, and then decrease to the $200,000 to $250,000 range during the fourth quarter, which approximates the historic run rates for CCFBank as adjusted for the marketing costs in the acquired bank markets.

Professional fees declined to $575,000 for the second quarter of 2019 from $825,000 the previous quarter as the Company realized lower merger related fees. The reduction in merger fees was partially offset by approximately $110,000 of one-time consulting projects.

Merger related expenses incurred this quarter and included in the consolidated statement of operations consisted of the following: (1) $126,000 recorded in professional services and (2) $80,000 recorded in other non-interest expense.

Merger related expenses incurred in the quarter ended March 31, 2019 and included in the consolidated statement of operations consisted of the following: (1) $74,000 recorded in compensation and benefits, (2) $204,000 recorded in professional services and (3) $381,000 recorded in other non-interest expense. Branch closure costs incurred in the quarter ended March 31, 2019, consisted of $4,000 recorded in professional services and $11,000 recorded in other non-interest expense in the consolidated statement of operations. Audit and financial reporting expenses, related to our year end change, consisted of $358,000 recorded in professional services in the consolidated statement of operations during the quarter ended March 31, 2019.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 28 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, Ag operators and consumers, including one-to-four family mortgages.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include the conditions in the financial markets and economic conditions generally; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; our ability to realize the benefits of net deferred tax assets; our ability to maintain or increase our market share; acts of terrorism and political or military actions by the United States or other governments; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; increases in FDIC insurance premiums or special assessments by the FDIC; disintermediation risk; our inability to obtain needed liquidity; risks related to the success of the acquisition of F. & M. Bancorp. of Tomah, Inc. ("F&M") through merger (the “F&M Merger”) and integration of F&M into the Company’s operations; the risk that the combined company may be unable to retain the Company and/or F&M personnel successfully after the F&M Merger is completed; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; our ability to raise capital needed to fund growth or meet regulatory requirements; the possibility that our internal controls and procedures could fail or be circumvented; our ability to attract and retain key personnel; our ability to keep pace with technological change; cybersecurity risks; changes in federal or state tax laws; changes in accounting principles, policies or guidelines and their impact on financial performance; restrictions on our ability to pay dividends; and the potential volatility of our stock price. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the transition period ended December 31, 2018 filed with the Securities and Exchange Commission ("SEC") on March 8, 2019 and the Company's subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, tangible book value per share and tangible common equity as a percent of tangible assets, which management believes may be helpful in understanding the Company's results of operations or financial position and comparing results over different periods.
Net income as adjusted is a non-GAAP measure that eliminates the impact of certain expenses such as acquisition and branch closure costs and related data processing termination fees, legal costs, severance pay, accelerated depreciation expense and lease termination fees, the gain on sale of branch deposits and fixed assets and the net impact of the Tax Cuts and Jobs Act of 2017, which management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Merger related charges represent expenses to either satisfy contractual obligations of acquired entities without any useful benefit to the Company or to convert and consolidate customer records onto the Company platforms. These costs are unique to each transaction based on the contracts in existence at the merger date. Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measures that eliminate the impact of preferred stock equity, goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.
Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.
Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands)

	June 30, 2019 (unaudited)	March 31, 2019 (unaudited)	December 31, 2018 (audited)	June 30, 2018 (unaudited)
Assets
Cash and cash equivalents	$47,008	$41,358	$45,778	$27,731
Other interest bearing deposits	5,980	6,235	7,460	8,160
Securities available for sale "AFS"	154,760	160,201	146,725	119,702
Securities held to maturity "HTM"	3,828	4,711	4,850	4,809
Equity securities with readily determinable fair value	177	182	—	—
Non-marketable equity securities, at cost	12,543	11,206	11,261	6,862
Loans receivable	1,019,957	1,019,678	992,556	761,087
Allowance for loan losses	(8,759)	(8,707)	(7,604)	(6,458)
Loans receivable, net	1,011,198	1,010,971	984,952	754,629
Loans held for sale	2,475	1,231	1,927	1,778
Mortgage servicing rights	4,319	4,424	4,486	1,841
Office properties and equipment, net	15,287	13,487	13,513	9,947
Accrued interest receivable	4,452	4,369	4,307	3,306
Intangible assets	6,828	7,174	7,501	4,966
Goodwill	31,474	31,474	31,474	10,444
Foreclosed and repossessed assets, net	1,387	2,100	2,570	5,392
Bank owned life insurance	18,022	17,905	17,792	11,581
Escrow merger settlement proceeds	20,555	—	—	—
Other assets	8,127	9,562	3,328	3,922
TOTAL ASSETS	$1,348,420	$1,326,590	$1,287,924	$975,070
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,015,459	$1,030,649	$1,007,512	$744,536
Federal Home Loan Bank advances	135,844	122,828	109,813	58,000
Other borrowings	44,551	24,675	24,647	29,059
Other liabilities	9,324	10,058	7,765	8,264
Total liabilities	1,205,178	1,188,210	1,149,737	839,859
Stockholders’ equity:
Preferred stock - $0.01 par value, $130.00 per share liquidation, 1,000,000 shares authorized, 500,000 shares issued and outstanding	—	—	—	61,289
Common stock— $0.01 par value, authorized 30,000,000; 10,982,008; 10,990,033; 10,953,512 and 5,914,379 shares issued and outstanding, respectively	110	110	109	59
Additional paid-in capital	125,822	125,940	125,512	63,850
Retained earnings	18,114	14,008	15,264	12,904
Unearned deferred compensation	(757)	(956)	(857)	(716)
Accumulated other comprehensive loss	(47)	(722)	(1,841)	(2,175)
Total stockholders’ equity	143,242	138,380	138,187	135,211
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,348,420	$1,326,590	$1,287,924	$975,070
Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest and dividend income:
Interest and fees on loans	$12,976	$12,414	$8,865	$25,390	$17,404
Interest on investments	1,360	1,304	905	2,664	1,718
Total interest and dividend income	14,336	13,718	9,770	28,054	19,122
Interest expense:
Interest on deposits	2,926	2,593	1,432	5,519	2,682
Interest on FHLB borrowed funds	913	661	412	1,574	726
Interest on other borrowed funds	414	402	446	816	878
Total interest expense	4,253	3,656	2,290	7,909	4,286
Net interest income before provision for loan losses	10,083	10,062	7,480	20,145	14,836
Provision for loan losses	325	1,225	650	1,550	750
Net interest income after provision for loan losses	9,758	8,837	6,830	18,595	14,086
Non-interest income:
Service charges on deposit accounts	581	550	413	1,131	843
Interchange income	453	338	338	791	640
Loan servicing income	634	554	337	1,188	683
Gain on sale of loans	573	308	226	881	415
Loan fees and service charges	261	128	116	389	203
Insurance commission income	192	184	187	376	374
Gains (losses) on investment securities	21	34	4	55	(17)
Gain on sale of branch	2,295	—	—	2,295	—
Other	228	236	146	464	301
Total non-interest income	5,238	2,332	1,767	7,570	3,442
Non-interest expense:
Compensation and benefits	4,604	4,706	3,840	9,310	7,646
Occupancy	866	954	733	1,820	1,494
Office	528	522	417	1,050	843
Data processing	868	987	720	1,855	1,453
Amortization of intangible assets	346	327	161	673	322
Amortization of mortgage servicing rights	306	191	84	497	160
Advertising, marketing and public relations	456	203	185	659	331
FDIC premium assessment	146	94	94	240	209
Professional services	575	825	735	1,400	1,058
(Gains) losses on repossessed assets, net	(90)	(37)	450	(127)	450
Other	784	1,122	455	1,906	1,011
Total non-interest expense	9,389	9,894	7,874	19,283	14,977
Income before provision for income taxes	5,607	1,275	723	6,882	2,551
Provision for income taxes	1,500	322	220	1,822	707
Net income attributable to common stockholders	$4,107	$953	$503	$5,060	$1,844
Per share information:
Basic earnings	$0.37	$0.09	$0.09	$0.46	$0.31
Diluted earnings	$0.37	$0.09	$0.08	$0.46	$0.30
Cash dividends paid	$—	$0.20	$—	$0.20	$0.20
Book value per share at end of period	$13.04	$12.59	$12.50	$13.04	$12.50
Tangible book value per share at end of period (non-GAAP)	$9.56	$9.07	$9.89	$9.56	$9.89
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018

GAAP earnings before income taxes	$5,607	$1,275	$723	$6,882	$2,551
Merger related costs (1)	206	659	228	865	238
Branch closure costs (2)	—	15	16	15	17
Audit and Financial Reporting (3)	—	358	—	358	—
Gain on sale of branch	(2,295)	—	—	(2,295)	—
Net income as adjusted before income taxes (4)	3,518	2,307	967	5,825	2,806
Provision for income tax on net income as adjusted (5)	943	584	294	1,544	777
Net income as adjusted after income taxes (non-GAAP) (4)	$2,575	$1,723	$673	$4,281	$2,029
GAAP diluted earnings per share, net of tax	$0.37	$0.09	$0.08	$0.46	$0.30
Merger related costs, net of tax (1)	0.01	0.05	0.02	0.06	0.03
Branch closure costs, net of tax	—	—	—	—	—
Audit and Financial Reporting	—	0.02	—	0.02	—
Gain on sale of branch	(0.15)	—	—	(0.15)	—
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.23	$0.16	$0.10	$0.39	$0.33

Average diluted shares outstanding	10,994,470	10,986,466	6,461,760	10,988,990	6,181,643

(1) Costs incurred are included as data processing, advertising, marketing and public relations, professional fees, compensation and other non-interest expense in the consolidated statement of operations and include costs of $160,000, $119,000 and $232,000 for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and $279,000 and $232,000 for the six months ended June 30, 2019 and 2018, respectively, which are nondeductible expenses for federal income tax purposes.
(2) Branch closure costs include severance pay recorded in compensation and benefits, accelerated depreciation expense and lease termination fees included in occupancy and other costs included in other non-interest expense in the consolidated statement of operations.
(3) Audit and financial reporting costs include professional fees related to initial SOX compliance and additional audit and professional fees related to the change in our year end from September 30 to December 31.
(4) Net income as adjusted is a non-GAAP measure that management believes enhances the market's ability to assess the underlying business performance and trends related to core business activities.
(5) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.

Reconciliation of tangible book value per share (non-GAAP):
(in thousands, except per share data)

Tangible book value per share at end of period	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Total stockholders' equity	$143,242	$138,380	$138,187	$135,211
Less: Preferred stock	—	—	—	(61,289)
Less: Goodwill	(31,474)	(31,474)	(31,474)	(10,444)
Less: Intangible assets	(6,828)	(7,174)	(7,501)	(4,966)
Tangible common equity (non-GAAP)	$104,940	$99,732	$99,212	$58,512
Ending common shares outstanding	10,982,008	10,990,033	10,953,512	5,914,379
Book value per share	$13.04	$12.59	$12.62	$12.50
Tangible book value per share (non-GAAP)	$9.56	$9.07	$9.06	$9.89

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP):
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Total stockholders' equity	$143,242	$138,380	$138,187	$135,211
Less: Preferred stock	—	—	—	(61,289)
Less: Goodwill	(31,474)	(31,474)	(31,474)	(10,444)
Less: Intangible assets	(6,828)	(7,174)	(7,501)	(4,966)
Tangible common equity (non-GAAP)	$104,940	$99,732	$99,212	$58,512
Total Assets	$1,348,420	$1,326,590	$1,287,924	$975,070
Less: Goodwill	(31,474)	(31,474)	(31,474)	(10,444)
Less: Intangible assets	(6,828)	(7,174)	(7,501)	(4,966)
Tangible Assets (non-GAAP)	$1,310,118	$1,287,942	$1,248,949	$959,660
Total stockholders' equity to total assets ratio	10.62%	10.43%	10.73%	13.87%
Tangible common equity as a percent of tangible assets (non-GAAP)	8.01%	7.74%	7.94%	6.10%

1Net income as adjusted is a non-GAAP measure that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)".

2 Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measure that management believes enhances investors' ability to better understand the Company's financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of tangible book value per share (non-GAAP)" and “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP).”

Nonperforming Assets:
(in thousands, except ratios)

	June 30, 2019 and Three Months Ended	March 31, 2019 and Three Months Ended	December 31, 2018 and Three Months Ended	June 30, 2018 and Three Months Ended
Nonperforming assets:
Nonaccrual loans	$13,612	$9,871	$7,354	$6,627
Accruing loans past due 90 days or more	880	1,713	736	710
Total nonperforming loans (“NPLs”)	14,492	11,584	8,090	7,337
Other real estate owned ("OREO")	1,354	2,071	2,522	5,328
Other collateral owned	33	29	48	64
Total nonperforming assets (“NPAs”)	$15,879	$13,684	$10,660	$12,729
Troubled Debt Restructurings (“TDRs”)	$10,000	$9,984	$8,722	$8,210
Nonaccrual TDRs	$4,101	$2,501	$2,667	$2,350
Average outstanding loan balance	$1,023,447	$996,778	$921,951	$735,723
Loans, end of period	$1,019,957	$1,019,678	$992,556	$761,087
Total assets, end of period	$1,348,420	$1,326,590	$1,287,924	$975,070
Allowance for loan losses ("ALL"), at beginning of period	$8,707	$7,604	$6,748	$5,887
Loans charged off:
Residential real estate	(23)	(67)	(43)	(47)
Commercial/Agricultural real estate	(225)	—	—	(65)
Consumer non-real estate	(48)	(78)	(79)	(34)
Commercial/Agricultural non-real estate	—	—	—	(5)
Total loans charged off	(296)	(145)	(122)	(151)
Recoveries of loans previously charged off:
Residential real estate	—	1	4	34
Commercial/Agricultural real estate	3	—	—	—
Consumer non-real estate	20	22	24	26
Commercial/Agricultural non-real estate	—	—	—	12
Total recoveries of loans previously charged off:	23	23	28	72
Net loans charged off (“NCOs”)	(273)	(122)	(94)	(79)
Additions to ALL via provision for loan losses charged to operations	325	1,225	950	650
ALL, at end of period	$8,759	$8,707	$7,604	$6,458
Ratios:
ALL to NCOs (annualized)	802.11%	1,784.22%	2,022.34%	2,043.67%
NCOs (annualized) to average loans	0.11%	0.05%	0.04%	0.04%
ALL to total loans	0.86%	0.85%	0.77%	0.85%
NPLs to total loans	1.42%	1.14%	0.82%	0.96%
NPAs to total assets	1.18%	1.03%	0.83%	1.31%

Nonaccrual Loans Rollforward:
(in thousands)

	Quarter Ended
	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Balance, beginning of period	$9,871	$7,354	$7,210	$6,642
Additions	7,405	3,428	906	3,225
Acquired nonaccrual loans	—	—	941	—
Charge offs	(262)	(31)	(40)	(38)
Transfers to OREO	(236)	(362)	(201)	—
Return to accrual status	(149)	(175)	—	—
Payments received	(2,612)	(282)	(1,429)	(2,915)
Other, net	(405)	(61)	(33)	(287)
Balance, end of period	$13,612	$9,871	$7,354	$6,627
Other Real Estate Owned Rollforward:
(in thousands)

	Quarter Ended
	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Balance, beginning of period	$2,071	$2,522	$2,749	$7,015
Loans transferred in	236	362	201	—
Sales	(958)	(808)	(210)	(889)
Write-downs	(23)	(6)	—	(498)
Other, net	28	1	(218)	(300)
Balance, end of period	$1,354	$2,071	$2,522	$5,328

Troubled Debt Restructurings in Accrual Status
(in thousands, except number of modifications)

	June 30, 2019		March 31, 2019		December 31, 2018		June 30, 2018
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings: Accrual Status
Residential real estate	39	$3,137	37	$3,454	34	$3,319	32	$3,580
Commercial/Agricultural real estate	14	2,202	17	3,454	15	2,209	14	1,662
Consumer non-real estate	11	82	11	90	13	99	15	122
Commercial/Agricultural non-real estate	4	478	3	485	2	428	3	496
Total loans	68	$5,899	68	$7,483	64	$6,055	64	$5,860

Loan Composition - Detail
(in thousands)

To help better understand the Bank's loan trends, we have added the table below. The loan categories and amounts shown are the same as on the following page and are presented in a different format. The Community Banking loan portfolios reflect the Bank's strategy to grow its commercial banking business and consumer lending. The Legacy loan portfolios reflect the Bank's strategy to sell substantially all newly originated one to four family loans in the secondary market and the discontinuation of originated and purchased indirect paper loans, effective in the first quarter of fiscal 2017.

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Community Banking Loan Portfolios:
Commercial/Agricultural real estate:
Commercial real estate	$374,441	$368,530	$357,959	$208,526
Agricultural real estate	92,137	90,920	86,015	70,881
Multi-family real estate	83,423	83,961	69,400	45,707
Construction and land development	52,071	42,446	22,691	15,258
Commercial/Agricultural non-real estate:
Commercial non-real estate	107,754	105,803	112,427	74,763
Agricultural non-real estate	36,827	36,254	36,327	26,366
Residential real estate:
Purchased HELOC loans	11,125	12,346	12,883	15,237
Consumer non-real estate:
Other consumer	18,389	19,048	20,214	19,063
Total Community Banking Loan Portfolios	776,167	759,308	717,916	475,801

Legacy Loan Portfolios:
Residential real estate:
One to four family	191,890	201,796	209,926	202,356
Consumer non-real estate:
Originated indirect paper	47,391	52,422	56,585	66,791
Purchased indirect paper	11,155	12,910	15,006	19,801
Total Legacy Loan Portfolios	250,436	267,128	281,517	288,948
Gross loans	$1,026,603	$1,026,436	$999,433	$764,749

Loan Composition	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Originated Loans:
Residential real estate:
One to four family	$117,585	$119,477	$121,053	$122,028
Purchased HELOC loans	11,125	12,346	12,883	15,237
Commercial/Agricultural real estate:
Commercial real estate	239,051	225,393	200,875	156,760
Agricultural real estate	34,927	33,311	29,589	23,739
Multi-family real estate	75,664	75,534	61,574	42,360
Construction and land development	35,030	27,414	15,812	11,212
Consumer non-real estate:
Originated indirect paper	47,391	52,422	56,585	66,791
Purchased indirect paper	11,155	12,910	15,006	19,801
Other Consumer	15,229	15,123	15,553	15,549
Commercial/Agricultural non-real estate:
Commercial non-real estate	75,186	72,889	73,518	58,637
Agricultural non-real estate	21,776	20,661	17,341	16,792
Total originated loans	$684,119	$667,480	$619,789	$548,906
Acquired Loans:
Residential real estate:
One to four family	$74,305	$82,319	$88,873	$80,328
Commercial/Agricultural real estate:
Commercial real estate	135,390	143,137	157,084	51,766
Agricultural real estate	57,210	57,609	56,426	47,142
Multi-family real estate	7,759	8,427	7,826	3,347
Construction and land development	17,041	15,032	6,879	4,046
Consumer non-real estate:
Other Consumer	3,160	3,925	4,661	3,514
Commercial/Agricultural non-real estate:
Commercial non-real estate	32,568	32,914	38,909	16,126
Agricultural non-real estate	15,051	15,593	18,986	9,574
Total acquired loans	$342,484	$358,956	$379,644	$215,843
Total Loans:
Residential real estate:
One to four family	$191,890	$201,796	$209,926	$202,356
Purchased HELOC loans	11,125	12,346	12,883	15,237
Commercial/Agricultural real estate:
Commercial real estate	374,441	368,530	357,959	208,526
Agricultural real estate	92,137	90,920	86,015	70,881
Multi-family real estate	83,423	83,961	69,400	45,707
Construction and land development	52,071	42,446	22,691	15,258
Consumer non-real estate:
Originated indirect paper	47,391	52,422	56,585	66,791
Purchased indirect paper	11,155	12,910	15,006	19,801
Other Consumer	18,389	19,048	20,214	19,063
Commercial/Agricultural non-real estate:
Commercial non-real estate	107,754	105,803	112,427	74,763
Agricultural non-real estate	36,827	36,254	36,327	26,366
Gross loans	$1,026,603	$1,026,436	$999,433	$764,749
Unearned net deferred fees and costs and loans in process	98	318	409	693
Unamortized discount on acquired loans	(6,744)	(7,076)	(7,286)	(4,355)
Total loans receivable	$1,019,957	$1,019,678	$992,556	$761,087

Deposit Composition:
(in thousands)

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Non-interest bearing demand deposits	$140,130	$138,280	$155,405	$82,135
Interest bearing demand deposits	180,001	195,741	169,310	151,117
Savings accounts	148,005	159,325	192,310	98,427
Money market accounts	155,964	174,508	126,021	115,369
Certificate accounts	391,359	362,795	364,466	297,488
Total deposits	$1,015,459	$1,030,649	$1,007,512	$744,536

Average balances, Interest Yields and Rates:
(in thousands, except yields and rates)

	Three months ended June 30, 2019			Three months ended March 31, 2019			Three months ended June 30, 2018
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$30,076	$171	2.28%	$26,014	$168	2.62%	$19,203	$61	1.27%
Loans receivable	1,023,447	12,976	5.09%	996,778	12,414	5.05%	729,390	8,865	4.87%
Interest bearing deposits	5,967	35	2.35%	6,913	39	2.29%	8,418	44	2.10%
Investment securities (1)	158,991	996	2.60%	156,157	947	2.57%	124,715	701	2.44%
Non-marketable equity securities, at cost	12,114	158	5.23%	10,375	150	5.86%	8,158	99	4.87%
Total interest earning assets (1)	$1,230,595	$14,336	4.68%	$1,196,237	$13,718	4.66%	$889,884	$9,770	4.43%
Average interest bearing liabilities:
Savings accounts	$147,456	$149	0.41%	$164,129	$175	0.43%	$94,741	$53	0.22%
Demand deposits	191,858	383	0.80%	189,348	354	0.76%	150,666	129	0.34%
Money market accounts	164,402	448	1.09%	152,963	382	1.01%	115,625	196	0.68%
CD’s	336,253	1,765	2.11%	326,834	1,529	1.90%	271,311	959	1.42%
IRA’s	40,688	181	1.78%	39,857	153	1.56%	32,890	94	1.15%
Total deposits	$880,657	$2,926	1.33%	$873,131	$2,593	1.20%	$665,233	$1,431	0.86%
FHLB advances and other borrowings	165,733	1,327	3.21%	126,239	1,063	3.41%	114,498	859	3.01%
Total interest bearing liabilities	$1,046,390	$4,253	1.63%	$999,370	$3,656	1.48%	$779,731	$2,290	1.18%
Net interest income		$10,083			$10,062			$7,480
Interest rate spread			3.05%			3.18%			3.25%
Net interest margin (1)			3.30%			3.43%			3.40%
Average interest earning assets to average interest bearing liabilities			1.18			1.20			1.14

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended June 30, 2019 and March 31, 2019 and 24.5% for the quarter ended June 30, 2018. The FTE adjustment to net interest income included in the rate calculations totaled $35,000, $42,000 and $55,000 for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

	Six months ended June 30, 2019			Six months ended June 30, 2018
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$28,045	$339	2.44%	$23,488	$123	1.06%
Loans receivable	1,010,113	25,390	5.07%	727,496	17,405	4.82%
Interest bearing deposits	6,440	74	2.32%	7,850	75	1.93%
Investment securities (1)	157,574	1,943	2.59%	119,329	1,321	2.41%
Non-marketable equity securities, at cost	11,244	308	5.52%	8,082	198	4.94%
Total interest earning assets (1)	$1,213,416	$28,054	4.68%	$886,245	$19,122	4.38%
Average interest bearing liabilities:
Savings accounts	$155,792	$324	0.42%	$94,619	$81	0.17%
Demand deposits	190,603	737	0.78%	151,849	243	0.32%
Money market accounts	158,683	831	1.06%	117,124	357	0.61%
CD’s	331,543	3,293	2.00%	268,466	1,822	1.37%
IRA’s	40,272	334	1.67%	33,289	178	1.08%
Total deposits	$876,893	$5,519	1.27%	$665,347	$2,681	0.81%
FHLB advances and other borrowings	145,986	2,390	3.30%	116,219	1,605	2.78%
Total interest bearing liabilities	$1,022,879	$7,909	1.56%	$781,566	$4,286	1.11%
Net interest income		$20,145			$14,836
Interest rate spread			3.12%			3.27%
Net interest margin (1)			3.36%			3.40%
Average interest earning assets to average interest bearing liabilities			1.19			1.13

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the six months ended June 30, 2019 and 24.5% for the six months ended June 30, 2018. The FTE adjustment to net interest income included in the rate calculations totaled $77,000 and $107,000 for the six months ended June 30, 2019 and June 30, 2018, respectively.

CITIZENS COMMUNITY FEDERAL N.A.
Selected Capital Composition Highlights (unaudited)

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	9.7%	9.6%	9.7%	9.3%	5.0%
Tier 1 capital (to risk weighted assets)	12.2%	11.9%	11.9%	11.9%	8.0%
Common equity tier 1 capital (to risk weighted assets)	12.2%	11.9%	11.9%	11.9%	6.5%
Total capital (to risk weighted assets)	13.1%	12.7%	12.7%	12.8%	10.0%